                                                                   EXHIBIT 11.1



The numerators and denominators of basic and diluted earnings per share are as follows:


                                      1999           1998
                                   -----------    ----------
Numerator - net loss               $(5,552,100)   $ (191,500)
                                   ===========    ==========
Denominator - weighted average
  number of shares outstanding      10,754,100       735,300
                                   ===========    ==========

At December 31, 1997 and 1998, the Company had no potential common shares that would have had a dilutive effect.